UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2007
COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8422	13-2641992
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4500 Park Granada, Calabasas, CA                                                                                                                                      91302

(Address of principal executive offices)                                                                                                                             (Zip Code)

                                     Registrant’s telephone number, including area code: (818) 225-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

     On August 22, 2007, Countrywide Financial Corporation, a Delaware corporation (the “Company”), issued a press release announcing the execution of a convertible preferred stock purchase agreement (the “Investment Agreement”), dated August 22, 2007, by and between the Company and Bank of America, N.A., a national banking association (“Bank of America”), that provides for, among other things, the purchase by Bank of America of 20,000 shares of a new series of convertible preferred stock of the Company, 7.25% Series B Non-Voting Convertible Preferred Stock, par value $0.05 per share (the “Convertible Preferred Securities”), at an aggregate purchase price of $2,000,000,000. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

     Under the terms of the Convertible Preferred Securities, set forth on the Certificate of Designations of 7.25% Series B Non-Voting Convertible Preferred Stock of Countrywide Financial Corporation (the “Certificate of Designations”), holders are entitled to cash dividends, payable quarterly, at the rate per annum of 7.25% of the Liquidation Preference per share of $100,000. The initial amount of dividends payable on each share of the preferred stock outstanding for each full dividend period will be $1,812.50.  Dividends are cumulative and if dividends are not paid for six quarters, holders of the preferred stock are entitled to designate two directors to the Company’s Board of Directors until dividends have been paid for two consecutive quarters.

     With respect to dividends and distributions upon the liquidation, winding-up or dissolution of the Company, the Convertible Preferred Securities rank in priority senior to the Company’s common stock and to each other class of capital stock or series of preferred stock (where the terms of the stock do not expressly provide that it ranks senior to or on parity with the preferred stock) and on parity with any additional Convertible Preferred Securities and any other class of capital stock or series of preferred stock. Convertible Preferred Securities each have a Conversion Price of $18.00, which may be adjusted upon the occurrence of certain events.

     The terms of the Convertible Preferred Securities also contain customary pre-emptive rights on any future issuances of the Company’s common stock or preferred stock and anti-dilution adjustments for below-market issuances of the Company’s common stock. Adjustments, however are not made upon the issuance of equity awards under the Company’s employee benefit plans (including the issuance of stock upon exercise of equity awards issued in the future) or any currently outstanding option, warrant, right or exercisable, exchangeable or convertible security.

     The Convertible Preferred Securities are convertible at the option of the holders, at any time or from time to time, into a number of shares of common stock equal to the Liquidation Preference of the Convertible Preferred Securities being converted, divided by the Conversion Price, plus cash in an amount equal to any accumulated and unpaid dividends on such securities.  Pursuant to the terms of the Investment Agreement, Bank of America may not transfer any of the shares of the Company's common stock received upon any conversion of the Convertible Preferred Securities for 18 months after conversion, with exceptions for affiliate transfers and third party merger or tender offer transactions.

     Furthermore, Bank of America is subject to customary standstill restrictions prohibiting it from, among other things, acquiring beneficial ownership of additional voting securities of the Company, making any proposal to acquire the Company or otherwise seeking to influence control of the Company, in each case other than ordinary course financial services business transactions not involving control of the Company. The Company is required to offer Bank of America the right to match the terms of any third party proposal entertained by the Company regarding a sale of the Company. These obligations continue until Bank of America no longer owns the Company’s common stock or the

Convertible Preferred Securities (on an as-converted basis) representing at least five percent of the Company’s common stock then outstanding.

     The Company and Bank of America also entered into a customary registration rights agreement with respect to the Convertible Preferred Securities and the common stock into which they may be converted.

     The foregoing descriptions of the Investment Agreement and the terms of the Convertible Preferred Securities do not purport to be complete and are qualified in their entirety by reference to the Investment Agreement and the Certificate of Designations, which will be filed by the Company with the Securities and Exchange Commission at a later date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press Release dated August 22, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTRYWIDE FINANCIAL CORPORATION

/s/ Susan E. Bow
Dated: August 23, 2007	Name: Susan E. Bow
Title: Senior Managing Director,
General Counsel & Secretary

Exhibit Index
Exhibit No.	Description
99.1	Press Release dated August 22, 2007